Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3. No. 333-262892) of SolarEdge Technologies, Inc., and

(2) Registration Statements (Form S-8. No. 333-203193 and 333-262891) pertaining to the 2015 Global Incentive Plan, 2007 Global Incentive Plan and 2015 Employee Stock Purchase Plan of SolarEdge Technologies, Inc.. of our reports dated February 22, 2023, with respect to the consolidated financial statements of SolarEdge Technologies, Inc. and the effectiveness of internal control over financial reporting of SolarEdge Technologies, Inc. included in this Annual Report (Form 10-K) of SolarEdge Technologies, Inc. for the year ended December 31, 2022.

/s/  KOST FORER GABBAY & KASIERER
Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel
February 22, 2023